Exhibit 10.54

EMPLOYMENT AGREEMENT

ENTERED INTO as of September 2, 2011.

BETWEEN:

BIOAMBER INC., a corporation duly incorporated in Delaware, having a business place located at 3850 Annapolis Lane North, Plymouth, Minnesota, 55447, represented for the purposes hereof by Jean-Francois Huc, its President and Chief Executive Officer, duly authorized as he so declares;

(hereinafter referred to as the “Corporation”)

AND:	MS. ANDREW P. ASHWORTH, residing and domiciled at ***; (hereinafter referred to as the “Employee”)

WHEREAS the Corporation wishes to employ the Employee as its Chief Financial Officer;

WHEREAS the Employee wishes to act as the Corporation’s Chief Financial Officer;

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	EMPLOYMENT

1.1.	The Employee shall serve as Chief Financial Officer of the Corporation, and perform the functions and duties attached to such position in all of the Corporation’s sectors of activity, as well as the tasks and duties that the President & Chief Executive Officer of the Corporation may delegate to him from time to time. The Employee will report to the President & Chief Executive Officer of the Corporation.

1.2.	The Employee will spend time in Minneapolis and Montreal and will travel as needed, and will consider relocating in one of these locations within one year from the effective date of this Agreement, as it will be appropriate for the Corporation, at no cost to the Employee.

2.	REMUNERATION

2.1.	In consideration of the Employee’s services pursuant to this Agreement, the Corporation shall:

2.1.1.	pay to the Employee, US$20,000.00 per month which annualizes to US$240,000, payable in accordance with the Corporation’s remuneration policy;

2.1.2.	review and possibly adjust the annualized base salary described in section 2.1.1 at the end of each fiscal year end, such salary adjustment being at the discretion of the Board of Directors of the Corporation. Salary adjustments are based on the Employee’s performance and the Corporation’s ability;

2.1.3.	pay to the Employee, in the first quarter of each fiscal year, a cash bonus equal to up to 35% of the base salary provided in Section 2.1.1., based on the Employee’s and the Corporation’s performance during the previous fiscal year, such performance evaluation and bonus determination being at the discretion of the Board of Directors of the Corporation.

3.	STOCK OPTIONS

3.1.	As additional consideration for the Employee’s services pursuant to this Agreement, the Corporation shall grant the Employee, in the first quarter of each fiscal year (the first grant should be expected to be following the fiscal year end of the Corporation which will terminate on December 31, 2011), stock options to purchase shares in the Corporation based on the Employee’s and the Corporation’s performance during the previous fiscal year, such grant of stock options and their related terms and conditions being at the discretion of the Board of Directors of the Corporation. All grants of stock options shall be in accordance with the Corporation’s stock option plan.

3.2.	Subject to the prior approval of its Board of Directors, the Corporation undertakes to grant to the Employee 1,600 options pursuant to the Corporation’s stock option plan, giving him the right to acquire 1,600 shares of Common Stock of the Corporation at a price per share to be determined by the Board of Directors. These options would vest over four (4) years, 25 % vesting at each anniversary date of the initial grant. Such grant of stock options shall be in accordance with the terms and conditions of the Corporation’s stock option plan. In the event of the occurrence of a Change of Control, as this term is defined in the Corporation’s stock option plan, the options granted to the Employee pursuant to this subsection 3.2 will automatically be fully vested.

4.	FRINGE BENEFITS

4.1	The Employee shall be entitled, as an employee of the Corporation, to the insurance and benefits (including any 401k retirement plan and any health, dental, disability and life insurance) approved from time to time by the Board of Directors of the Corporation, if eligibility requirements are met. BioAmber currently offers an insurance package for its employees (medical, dental, life, etc.) and the cost of such plan is shared between BioAmber and its employees.

5.	EXPENSES

5.1.	The Corporation agrees to reimburse the Employee, for all the reasonable fees, expenses and disbursements incurred by him in the performance of his duties, on behalf and for the benefit of the Corporation. The Employee shall submit to the Corporation a periodic report together with supporting documents concerning the fees, disbursements and expenses incurred by him in the performance of his duties during the said period.

6.	UNDERTAKINGS OF THE EMPLOYEE

6.1.	The Employee undertakes, during the term of this Agreement:

6.1.1.	on a full-time basis, to devote and to use all his efforts and professional knowledge in the exercise of his functions; and

6.1.2.	to act at all times within the scope of his employment and in the best interests of the Corporation, to perform his duties to the best of his ability, faithfully, honestly and diligently and to conform at all times to the instructions and directives that may be given to him by the President & Chief Executive Officer of the Corporation.

7.	INTELLECTUAL PROPERTY

7.1.	The Employee hereby:

7.1.1.	transfers and assigns to the Corporation, without any compensation other than the remuneration provided in Section 2 hereof, all property rights he might own on all documents or works done by the Employee, alone or in collaboration, in the framework of the services rendered pursuant to this Agreement (the “Works”), and more particularly, but without limitation, all property rights on any material support of the Works and all intellectual property rights on the Works;

7.1.2.	renounces to any right, and more particularly, but without limitation, to any intellectual property rights which may arise during the execution of the Works, including any moral rights; and

7.1.3.	agrees that the Corporation may dispose of or modify the Works and the rights pertaining to the Works, at its sole discretion, and without any obligation on its part to consult, notify or compensate the Employee.

8.	VACATION

8.1.	The Employee shall be entitled to four (4) weeks of vacation per year (for the current fiscal year of the Corporation ending on December 31, 2011, the Employee shall be entitled to seven (7) days of vacation), the duration of which and the dates of which shall be established reasonably and professionally managed by the Employee taking into account his functions and duties. If the Employee has not used the vacation to which he is entitled during a year, the non-used vacation days may be transferred to the next year according to the Company policy in place at the time, but will not give rise to any compensation whatsoever.

9.	TERM

9.1.	This Agreement shall take effect on September 12, 2011 and continue in force for an undetermined period thereafter.

9.2.	The Employee shall have the right to terminate this Agreement at any time by giving a six (6) month prior written notice to this effect to the Corporation.

9.3.	In the event that the Corporation terminates the employment of the Employee for any reason whatsoever (other than according to the provision of Section 9.4 hereof), the Employee shall be entitled to receive a severance payment in lieu of notice of an amount equal to six (6) months’ base salary (as set out in Section 2.1.1).

9.4.	This Agreement shall terminate:

9.4.1.	upon the termination of the employment of the Employee resulting from (i) the commitment by the Employee of any act of embezzlement, fraud or similar conduct involving the Corporation, and/or (ii) the commission of any indictable offence by the Employee, and/or (iii) the persistent failure of Employee to perform his duties hereunder after notices to do so by the Corporation,

9.4.2.	upon the death of the Employee, or

9.4.3.	following a period of six (6) consecutive months or an aggregate of six (6) months during any twelve (12) consecutive month period during which the Employee will have been unable to perform his duties provided hereunder due to sickness or disability, in any case without any severance payment in lieu of notice being due.

10.	CONFIDENTIALITY AND NON-COMPETITION

10.1.	The Employee agrees (i) that he shall not, as long as he is employed by the Corporation and forever after employment ends, disclose and/or reveal in any manner whatsoever and to whomever, confidential information obtained during his employment on and about the business of the Corporation and its affiliated companies, (ii) to maintain the confidentiality of this information and to prevent any inopportune disclosure including but not limited to, information regarding the financial situation of the Corporation and its affiliated companies, their operations and their projects of operation, and undertakes not to use for his own benefit or for purposes other than those of the Corporation and its affiliated companies, to the detriment of the Corporation and its affiliated companies, any information thus obtained. The disclosure of confidential information shall be restricted to the officers, directors and shareholders and, on a need to know basis, employees, agents and professional advisors of the Corporation and of its affiliated companies. Any confidentiality undertaking made under this subsection shall continue to be in full force after the termination of this Agreement. The confidentiality undertakings provided in this section shall not apply to information that: i) is already known to the Employee without having been obtained from the Corporation or its affiliated companies, directly or indirectly, ii) was in the public domain before its disclosure to the Employee, iii) becomes in the public domain after its disclosure to the Employee without breach of any obligation under this Agreement, and iv) is required to be disclosed by operation of law or a judicial order.

10.2.	The Employee agrees, for so long as he is employed by the Corporation and, until the expiry of a period of twelve (12) months thereafter, that he shall not, directly or indirectly, alone or through a company, or jointly with any person, firm, corporation, partnership, company or other business organization whether as principal or as agent, mandater, mandatory, officer, partner, director, employee, consultant, shareholder or in any other manner except for the benefit and in the interests of the Corporation or its affiliated companies:

10.2.1.	encourage or attempt to bring any person employed by the Corporation or any of its affiliated companies to leave his employment with the Corporation or its affiliated companies; and

10.2.2.	be involved in or carry on a business engaged in, involved in or interested in the Corporation’s current or future sectors of activities, being currently related to biobased succinic acid, butanediol or adipic acid and their derivatives, within the territories in which the Corporation does business; without limiting the preceding, the following entities will be deemed to be involved in the Corporation’s sectors of activities for the purposes of the application of this section 10.2: DSM, Roquette, Reverdia, Myriant, Purac, BASF, Genomatica, Draths, Rennovia, Verdesign and Mitsubishi Chemical.

10.3.	In the event the Employee terminates this Agreement in accordance with section 9.2 hereof, during the six (6) month notice provided for there, the Corporation may require that the twelve (12) month period mentioned in section 10.2 hereof be increased to twenty four (24) months, in which case the Employee will be entitled to receive, as compensation, a payment of an amount equal to one (1) year base salary at the latest on the date of termination of his employment.

10.4.	The Employee acknowledges that his failure to respect his undertakings and obligations mentioned in 10.1 and 10.2 would be detrimental to the Corporation so as to justify, without prejudice to any other recourse of the Corporation, an injunction and a seizure before judgment, all recourses of the Corporation being cumulative and non-alternative.

10.5.	The Employee acknowledges and agrees that all the restrictions contained in 10.1 and 10.2 are reasonable and valid, in particular in respect of their duration, their scope and the persons they affect, and that these restrictions are essential in order to allow the Corporation and its affiliated companies to adequately protect their position in the field in which they carry on business and operate.

11.	ASSIGNMENT

11.1.	Except in the event of a merger or change in control involving the Corporation, the Corporation may not transfer or assign in whole or in part its rights and obligations hereunder without the prior written consent of the Employee. The Employee may not transfer or assign in whole or in part its rights and obligations hereunder.

12.	PREAMBLE

12.1.	The preamble forms an integral part of this Agreement.

13.	NOTICES

13.1.	Any notice or other communication which is required or permitted to be given hereunder shall be given in writing and shall be deemed properly given when delivered to its recipient, either by bailiff, by courier, messenger or by mail, or by fax, in which latter case said notice shall immediately thereafter be confirmed by mail copy, when sent to the addresses set out on the first page hereof.

13.2.	Any notice sent in accordance with this Agreement shall be deemed to be received by its recipient at the time of its delivery, if delivered by courier, messenger or by bailiff, or the fifth (5th) business day following its sending by mail, or the business day after its sending by fax. However, if ordinary postal or fax service is interrupted and such interruption is by reason of force majeure, the party sending said notice shall use a service that has not been interrupted or send said notice by courier or messenger to ensure prompt delivery of same. Any change of address may be given in the manner above described.

14.	ARBITRATION PROVISION

14.1.	The parties understand that they would have had a right or opportunity to litigate disputes through a court and to have a judge or jury decide their case, but they choose to have any disputes resolved through arbitration.

14.2	The parties agree that any claim or dispute between them, and any claim by either of them against any agent, employee, successor, or assign of the other, including, to the full extent permitted by applicable law, third parties who are not signatories to this agreement, whether related to this agreement or otherwise, including past, present, and future claims and disputes, and including any dispute as to the validity or applicability of this arbitration clause, shall be resolved by binding arbitration administered by the National Arbitration Forum under the Code of Procedure in effect when the claim is filed.

15.	GENERAL PROVISIONS

15.1.	The parties agree to sign all documents and to do all things required to give effect to the provisions of this Agreement.

15.2.	All amounts referred to in this Agreement are so in US Dollars (US$).

15.3.	The waiver by a party hereto to the breach of any provision of this Agreement by the other party shall not prevent said party from exercising any of its rights as a result of a subsequent breach of said provision or of any other provision of this Agreement. A waiver by a party to any provision of this Agreement shall be made in writing; otherwise it shall not be deemed to be a waiver.

15.4.	This Agreement expresses the entire agreement between the parties hereto with respect to all matters contained herein and supersedes any other agreement, proposal, representation, negotiation, oral or written, among the parties concerning such matters.

15.5.	The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

15.6.	The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of that section or of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted and enforced only to the extent that such provision is enforceable.

15.7.	Any modification, amendment or qualification hereof shall be null and void and shall not be binding upon any party unless recorded by written instrument duly signed by the parties hereto.

15.8.	This Agreement shall be governed by, construed and interpreted in accordance with the laws in force in the state of Minnesota.

15.9.	This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement.

15.10.	Subject to section 14, each of the parties attorns and submits to the non-exclusive jurisdiction of the courts of the state of Minnesota with respect to any matter or dispute pertaining to this Agreement.

15.11.	This Agreement shall be binding upon and enure to the benefit of the parties hereto together with their respective heirs, executors, successors and permitted assigns.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

BIOAMBER INC.

Per:	/s/ Jean-François Huc
JEAN-FRANÇOIS HUC
President & Chief Executive Officer

/s/ Andrew P. Ashworth
ANDREW P. ASHWORTH